Exhibit 99.1

 Western Asset Mortgage Defined Opportunity Fund Inc. Announces

Change to Master Fund Investment Period

NEW YORK — Business Wire — July 17, 2012 Western Asset Mortgage Defined Opportunity Fund Inc. (NYSE: DMO) invests in a diverse portfolio of mortgage-backed securities (“MBS”) directly, and indirectly through a separate investment in a public-private investment fund (the “Master Fund”) formed in connection with the Legacy Securities Public-Private Investment Program established by the U.S. Department of the Treasury (the “Treasury”).  At June 30, 2012, approximately 31.60% of the Fund’s total investments was invested in the Master Fund.

The Fund announced today that Western Asset Management Company, the Master Fund’s investment adviser and the Fund’s subadviser (“Western Asset”), has advised the Fund that the Master Fund’s investment period, which could have extended to November 5, 2012, has been ended effective July 15, 2012 and that an orderly winding up of the Master Fund will be undertaken, all pursuant to an agreement with the Treasury.  Western Asset has advised the Fund that it will continue to seek to maximize the value of the Master Fund’s assets, begin to return capital to investors, manage dispositions prudently, and plan and implement an ultimate winding up of the Master Fund.

Accordingly, the Fund will receive distributions from the Master Fund as assets pay down, mature, and are disposed of over time which will in turn be invested directly in MBS in accordance with the Fund’s investment objectives.  The Fund also anticipates utilizing direct borrowing to replace the implicit leverage it currently has as an investor in the Master Fund to effect its direct purchases of MBS.  There can be no assurance that the Fund will be able to increase its credit facility or that the terms of the borrowings under any such facility will be similar to or more attractive than the terms of the loans from the Treasury to the Master Fund.

Western Asset Mortgage Defined Opportunity Fund Inc. is a non-diversified, limited-term, closed-end management investment company managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.leggmason.com/cef.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.